UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

MARTIN MIDSTREAM PARTNERS L.P.
(Name of Registrant as Specified In Its Charter)

NUT TREE CAPITAL MANAGEMENT L.P. NUT TREE CAPITAL MANAGEMENT GP, LLC JARED R. NUSSBAUM CASPIAN CAPITAL L.P. CASPIAN CAPITAL GP LLC ADAM COHEN DAVID CORLETO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Nut Tree Capital Management L.P., a Delaware limited partnership (“Nut Tree”), and Caspian Capital L.P., a Delaware limited partnership (“Caspian”), together with the other participants named herein, have filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with their opposition to proposals to be presented at a special meeting of common unitholders (the “Special Meeting”) of Martin Midstream Partners L.P., a Delaware limited partnership (the “Company”), in connection with the Company’s agreement and plan of merger with Martin Resource Management Corporation and certain of its affiliates.

Item 1: On December 10, 2024, Nut Tree and Caspian issued the following press release:

Nut Tree Capital Management and Caspian Capital Release Presentation Highlighting Why Martin Midstream Partners L.P. Unitholders Should Vote “AGAINST” Value Destructive Merger with Martin Resource Management Corp.

Presentation Details Why MRMC’s Proposed Merger Significantly Undervalues MMLP, the Deeply Flawed Valuation Methodologies and Financial Analysis Used to Justify the Inadequate Merger Consideration, and the Major Conflicts of Interest that Threaten to Enrich Company Insiders at Expense of Unitholders

Remaining as a Publicly Traded MLP Provides a Path to Superior Value for MMLP Unitholders

We Believe Unitholders Stand to Benefit from Imminent and Significant Future Distributions if MMLP Remains Independent

Nut Tree and Caspian Urge Unitholders to Vote “AGAINST” MMLP’s Merger with MRMC

View the Presentation at www.ProtectMMLPValue.com

New York - December 10, 2024 – Nut Tree Capital Management L.P. (“Nut Tree”) and Caspian Capital L.P. (“Caspian”), which together with their affiliates have combined exposure in Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Company”) of approximately 13.6% of the outstanding common units, today released an investor presentation highlighting reasons why unitholders should vote “AGAINST” the deeply flawed merger of MMLP with Martin Resource Management Corporation (“MRMC”).

The presentation contains a detailed explanation regarding how MRMC’s $4.02 per common unit price significantly undervalues the Company, the major conflicts pervading the insider-led deal and leading to a flawed process, and MMLP’s bright future prospects in remaining as a publicly traded MLP.

Nut Tree and Caspian encourage all MMLP unitholders to review the presentation which can be viewed here and is also available at www.ProtectMMLPValue.com.

Advisors
Olshan Frome Wolosky LLP and Latham & Watkins LLP are serving as legal counsel to Nut Tree and Caspian.

About Caspian Capital LP
Caspian Capital LP's absolute return strategy was founded in 1997 and is focused on performing, stressed, distressed corporate credit, and value equities. Caspian currently oversees $4.6 billion in assets under management.

About Nut Tree Capital Management LP
Nut Tree Capital, founded in 2015, implements a fundamentals-based strategy focused on distressed credit, stressed/event-driven credit and value equities. Nut Tree currently oversees $4 billion in assets.

Contacts
For Investors:
John Ferguson/Joe Mills
Saratoga Proxy Consulting LLC
(212) 257-1311/ (888) 368-0379
info@saratogaproxy.com

For Media:
Jonathan Gasthalter/Nathaniel Garnick
Gasthalter & Co.
(212) 257-4170

Item 2: Also on December 10, 2024, Nut Tree and Caspian posted the following material to www.protectMMLPvalue.com:

Protect MMLP Value

ABOUT MATERIALS/PRESS RELEASES REASONS TO VOTE AGAINST THE MERGER CONTACT

MATERIALS/PRESS RELEASES

Call it Investor Presentation – December 9th – The Case for Voting AGAINST the Proposed MMLP Merger
Letter to MMLP Unitholders – November 29th
Definitive Proxy Statement – November 27th

Press Release 12/02/2024 – Nut Tree and Caspian File Materials and Sends Letter to Unitholders
Press Release 10/22/2024 – Opposes Sale to Martin Resource Management Corporation
Press Release 07/29/2024 – Third Letter to Conflicts Committee
Press Release 07/19/2024 – Second Letter to Conflicts Committee
Press Release 07/11/2024 – Letter to Conflicts Committee

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